EXHIBIT 10.2

** – CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2011 STRATEGIC BRANDS DISTRIBUTION AGREEMENT

This Agreement dated and effective as of January 1, 2011 is made by and between Pfizer Inc, 5 Giralda Farms Madison, New Jersey 07940-1027 (hereinafter, “PFIZER”) and MWI Veterinary Supply, 651 South Stratford Drive, Suite 100, Meridian, Idaho 83642 (hereinafter, “MWI”).

Definitions:
“Products”:  Rimadyl, Clavamox, and Simplicef

1. PFIZER hereby appoints MWI, and MWI hereby accepts appointment, as a contract distributor for PFIZER’s Products, to purchase from PFIZER and to resell for MWI’s own account as a distributor, subject to the following terms and conditions.

2. MWI recognizes and agrees to the following:
(a) PFIZER has elected to work with a select group of distributors that are committed to maximizing the sale of the Products and to working closely with PFIZER to identify market opportunities for both companies. The intent of this Agreement is to attain that goal;
(b) PFIZER intends to utilize this group of distributors to sell the Products to veterinarians who have and maintain a veterinary/client/patient relationship and who prescribe products for dogs or cats within that relationship, and that PFIZER has, and may in the future, run promotions and other activities that would be seriously prejudiced if MWI resells the Products to non-veterinarians, other distributors, internet pharmacies, human pharmacies or non-employee agents or through brokers.

3. Accordingly, MWI shall:
(a) use its reasonable best efforts to sell the Products by focusing its efforts at reselling to veterinarians only. During the term of this Agreement MWI will not sell any other product or formulation containing carprofen, amoxicillin/clavulanic acid, or cefpodoxime proxetil other than those Products purchased by MWI from PFIZER including but not limited to any capsule, tablet, chewable tablet, drops or injectible carprofen, amoxicillin/clavulanic acid, or cefpodoxime proxetil product. In the event that this Agreement is terminated for any reason prior to December 31, 2012, MWI agrees not to sell any other product or formulation containing carprofen, arnoxicillin/clavulanic acid, or cefpodoxime proxetil until after that date. Notwithstanding the foregoing, nothing in this Agreement forecloses MWI from selling any cefpodoxime proxetil product that MWI was selling on the effective date of this Agreement;
(b) maintain a full-time outside and inside sales force that will personally and actively solicit sales of the Products and to pay such sales representatives reasonable commission;
(c) store and handle its inventory of Products under conditions that will ensure that the Product retains its potency, purity, quality, and identity;
(d) cooperate fully with PFIZER by actively participating in such strategy sessions as PFIZER reasonably may require, for the purpose of developing programs to increase use of the Products; and to cooperate fully with PFIZER in implementing all promotions and sales campaigns for the Products;
(e) allow PFIZER’s representatives to attend and actively participate in meetings of MWI’s sales representatives;
(f) MWI agrees that credit limits established by PFIZER shall be subject to change by PFIZER in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits. MWI will make payment to PFIZER for all Products shipped /**/;
(g) take no action, whether or not identified above, that would harm the goodwill of the Products;
(h) MWI shall immediately notify PFIZER in the event MWI obtains information indicating that the Products may have to be recalled either by virtue of applicable law or regulation or good business judgment. PFIZER shall control all efforts necessary to conduct any such recall. MWI shall cooperate with PFIZER and MWI agrees to maintain adequate records to conduct such recall, including the name, address and Product purchases of all purchasers of PFIZER Products;
(i) MWI shall not, under any circumstances, be liable for special, collateral, incidental or consequential damages, and PFIZER’s sole remedy for any such damages shall be in accordance with Paragraph 7(e).

4. PFIZER shall:
(a) sell the Products to MWI at the prices in effect in the then current published PFIZER Animal Health Ethical Distribution Price Memo (hereinafter, “Price List”). PFIZER also shall permit MWI to participate in the distributor incentive programs offered by PFIZER, in accordance with the terms of such programs. PFIZER shall have the unrestricted right to revise the prices, terms and conditions of the Price List, and to add or delete Products or package sizes, without advance notice to MWI, and the revisions shall be effective on all orders submitted after the effective date of the price revisions. In all cases of orders received for other than immediate shipment, the price for the Products shall be that in effect at the time of shipment;
(b) retain sole responsibility for the advertising and promotion of the Products and collaborate with MWI in the development of activities appropriate for ethical distribution regarding the Products;
(c) compensate MWI in accordance with Exhibits A and B attached hereto. PFIZER shall have the right to audit MWI sales data to confirm appropriate payment in accordance with Exhibits A and B;
(d) allow MWI credit on prepaid returns in accordance with PFIZER’s Outdated Products Policy which is in effect at the time;
(e) If MWI has more than one location then MWI must combine purchases of all locations to determine attainment level for incentives. In the event that MWI acquires or combines with another PFIZER agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned;
(f) Direct purchase from PFIZER will be used to determine the level of purchases achieved. Any discrepancies must be documented by the Marketing Agreement holder using copies of PFIZER invoices.

5. Nothing in this Agreement shall be deemed to limit PFIZER’s ability to sell Products to any other party.

6. All purchases by MWI pursuant to this Agreement shall be in accordance with the terms of PFIZER’s Pricing and Shipping Policies, as may be amended by PFIZER from time to time. Unless the parties agree otherwise, shipments shall be made to either MWI’s central warehouse point or to branch offices at MWI’s direction.

7. The following standard conditions shall apply to all sales under this Agreement:
(a) MWI shall cooperate fully with PFIZER in participating fully in the Animal Health Institute Electronic Data Interchange (hereinafter, “AHI EDI”) for the reporting of sales and inventory data on a daily basis. The data to be reported shall be as described in the AHI EDI Transaction sets.
(b) all orders are subject to acceptance by PFIZER. Title to the goods shall pass to MWI once they have been properly delivered to the address designated by MWI.
(c) any tax or other charge upon the sale and/or shipment of the goods now or hereafter imposed by federal, state or municipal authorities shall be paid by MWI. In the event that the price of any article includes transportation charges, any increase or decrease in transportation charges shall be for MWI’s account;
(d) EXCEPT AS SET FORTH IN THIS AGREEMENT, OR IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS;
(e) PFIZER shall defend and indemnify MWI from all claims resulting from any breach by PFIZER of the warranties set forth in this paragraph 7 and specifically any claim that the Products, as sold by PFIZER, were defective. In the event PFIZER is found by any court of competent jurisdiction to be liable for any claim based in products liability, then PFIZER shall reimburse MWI’s reasonable legal fees incurred in the course of cooperating with PFIZER’s defense. To be covered by this defense and indemnity, MWI must: promptly notify PFIZER of any such claim; allow PFIZER to fully control the defense and/or resolution of the claim; and cooperate fully with PFIZER in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: MWI alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in the labeling supplied by PFIZER; or sale of the Products after receipt of notice from PFIZER that such sales should be halted;
(f) in no event shall PFIZER be liable to MW1 for special, collateral, incidental, or consequential damages in connection with or arising out of the purchase, resale, or use of the Products. Except as provided under subparagraph 7(e), above, total damages recoverable against PFIZER by MWI shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed;
(g) failure of PFIZER to make or of MWI to take, when due, any delivery (or portion thereof) pursuant to an order hereunder, if occasioned by any circumstance or condition beyond the control of the party so failing, shall not subject the failing party to any liability to the other and, at the option of either party, that order or portion thereof not delivered may be canceled;
(h) acceptance of MWI’s order by PFIZER is expressly made conditional upon MWI’s acceptance of the conditions of sale as set forth herein, and the prices, terms and conditions of the Price List then in effect, notwithstanding acknowledgment or receipt of MWI’s purchase order containing additional or different provisions, or conflicting oral representations by any agent of PFIZER;
(i) in no event shall MWI be liable to PFIZER for special, collateral, incidental, or consequential damages in connection with or arising out of the purchase, resale, or use of the Products.

8. MWI shall not delegate its duty of performance or assign its obligations under this Agreement without the prior written consent of PFIZER.

9. This Agreement shall not be binding upon PFIZER until it is approved by PFIZER at its Animal Health headquarters.

10. This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2012 (hereinafter, “Contract Term”). For the purpose of calculating the year end rebates set forth in Exhibit A and the Custom Marketing Program funds set forth in Exhibit B, the Contract Term will be divided into two one-year terms as follows:  January 1, 2011 to December 31, 2011 (hereinafter, “Contract Year 2011”) and January 1, 2012 to December 31, 2012 (hereinafter, “Contract Year 2012”). PFIZER may terminate this agreement prior to the expiration date with or without cause, upon thirty (30) days written notice to MWI. Either party may terminate this Agreement immediately upon written notice, in the event of a material breach by the other party. Upon any termination of this Agreement for any reason prior to the expiration date PFIZER shall have the right to buy back from MWI all inventory of the Products owned by MWI at the time of termination at a price equal to MWI’s purchase price from PFIZER of such inventory.

11. MWI and PFIZER agree that, under the specific circumstances delineated herein, PFIZER, at PFIZER’s sole discretion may recoup the sums outstanding to it from MWI against those sums which may become due from PFIZER to MWI, in that the obligations arise from mutual transactions.

A. The specific circumstances which will enable PFIZER to initiate recoupment are:

i.	MWI becomes insolvent which shall be defined as:

(a)	the sum of MWI’s debts is greater than all of MWI’s property (“Balance Sheet Test”); or

(b)	MWI is generally not paying its debts as they come due; or

(c)	MWI has failed to act in good faith for a period in excess of six (6) months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii.	MWI commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

iii.	MWI ceases its business operations whether or not such cessation is voluntary or involuntary.

iv.	MWI files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

12. MWI and PFIZER acknowledge that in the performance of their duties hereunder MWI and PFIZER may obtain access to “Confidential Information” (as defined below) of each other. MWI and PFIZER agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to PFIZER’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

13. This Agreement shall be governed by the laws of the State of New York applicable to contracts to be fully performed therein.

14. This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWI Veterinary Supply BY: /s/ Jim Cleary Print Name: Jim Cleary Title: President Date: December 6, 2010	Pfizer Inc. BY: /s/ Clinton Lewis Clinton Lewis President, U.S. Operations Pfizer Animal Health Date: January 24, 2011

Exhibit A

PFIZER shall compensate MWI as follows:

For each contract year, Contract Year 2011 and Contract Year 2012 of the Contract Term: A year end rebate up to a maximum of /**/ on MWI’s Rimadyl sales out units plus /**/ on MWI’s Clavamox sales out units calculated as follows:

For RIMADYL:
1)
/**/ on sales out units of Rimadyl by MWI calculated at the then current published PFIZER Animal Health Ethical Distribution Price Memo if PFIZER attains PFIZER’s overall Rimadyl growth target in sales in to all PFIZER customers for each of the calendar years, ending December 31, 2011 for Contract Year 2011 and ending December 31, 2012 for Contract Year 2012 (such targets to be determined as follows: 2011 target will be determined at the end of Contract Year 2010. The 2012 target will be determined as the end of Contract Year 2011). Each Contract Year will stand alone in terms of target achievement and payment as designated herein this section 1.

2)
/**/ on sales out units of Rimadyl by MWI calculated at the then current published PFIZER Animal Health Ethical Distribution Price Memo for MWI providing data on the percentage of market share that Rimadyl represents of MWI’s entire NSAID business. The data shall be provided quarterly. Payment will be made to MWI annually.

3)
/**/ on sales out units of Rimadyl by MWI calculated at the then current published PFIZER Animal Health Ethical Distribution Price Memo, if and only if MWI achieves their PFIZER Equine Biologicals goal, as put forth in Exhibit C of the 2011 Pfizer Equine Products Marketing Agreement and the corresponding Exhibit for the 2012 Pfizer Equine Products Marketing Agreement. Each Contract Year will stand alone in terms of target achievement and payment as designated herein this section 3.

For CLAVAMOX:
4)
/**/ on sales out units of Clavamox by MWI calculated at the then current published PFIZER Animal Health Ethical Distribution Price Memo if PFIZER attains PFIZER’s overall Clavamox growth target in sales in to all PFIZER customers for each of the calendar years, ending December 31, 2011 for Contract Year 2011 and ending December 31, 2012 for Contract Year 2012 (such targets to be determined as follows: 2011 target will be determined at the end of Contract Year 2010. The 2012 target will be determined as the end of Contract Year 2011). Each Contract Year will stand alone in terms of target achievement and payment as designated herein this section 4.

A-

Exhibit B

PRODUCT FOCUS FUNDS

MWI may earn up to /**/ for each contract year (as defined in the body of this agreement) in Product Focus Funds (“PFF”) based on all purchases (Gross less returns) by MWI of PFIZER Rimadyl, Clavamox, and Simplicef (“Products”).

Programs that use these funds must be discussed in advance with MWI’s PFIZER Strategic Account Manager, submitted in writing to PFIZER’s Senior Director of Channel Management and approved in writing by PFIZER’s Senior Director of Channel Management prior to the start of the program. PFIZER shall have no obligation to pay MWI PFF funds if the parties are unable to agree on the programs to be funded.

1.           To be eligible for PFF funds, programs must include specific performance metrics and specifics on total PFF funds to be spent in the program and how all PFF funds would be spent. In no event will MWI be eligible to receive PFF funds in excess of /**/ of purchases by MWI from PFIZER of Rimadyl, Clavamox, and Simplicef based on their Contract Year 2011 and Contract Year 2012 purchases of Rimadyl, Clavamox, and Simplicef from PFIZER.

2.           While MWI is free to sell Product at such prices and on such terms as MWI agrees with its customers, programs that result in a direct price decrease to the purchaser will not be supported with PFF funds.

3.           ALL PFF’s REQUIRE PROOF OF PERFORMANCE AND INVOICES AT PROGRAM CONCLUSION. No payment of PFF funds will be made by PFIZER to MWI until all invoices and proof or performance wrap-ups are submitted.

4.           All program wrap-ups and invoices are to be submitted within forty-five (45) days of completion of the program. Wrap ups and invoices for programs that run to year end 2011 should be submitted no later than February 15, 2012 for payment. Any invoices submitted to PFIZER after February 15, 2012 for 2011 programs will be paid out of 2012 PFF funds, at PFIZER’s discretion. Wrap ups and invoices for programs that run to year end 2012 should be submitted no later than February 15, 2013 for payment. Programs will be paid by check or credit memo.

A-